Ex. (d)(iii)

WAKEFIELD ALTERNATIVE SERIES TRUST

SUB-ADVISORY AGREEMENT

SUB-ADVISORY AGREEMENT, dated as of June 19, 2014, between Wakefield Advisors, LLC (the “Adviser”), and Clinton Group, Inc. (the “Sub-Adviser”).

WHEREAS, the Adviser acts as an investment adviser to Clinton Long Short Equity Fund (the “Fund”), a series of shares of beneficial interest of the Wakefield Alternative Series Trust, a Delaware statutory trust (the “Trust”), pursuant to a Management Agreement dated as of May 31, 2012, and as amended on June 19, 2014 and as may be amended in the future from time to time, (the “Management Agreement”);

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser desires to retain the Sub-Adviser to render investment advisory services to the Fund, and the Sub-Adviser is willing to render such services.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, the parties hereto agree as follows:

Section 1.    Appointment and Status of Sub-Adviser. The Adviser hereby appoints the Sub-Adviser to provide investment advisory services to the portion of the Fund’s assets that are assigned to the Sub-Adviser by the Adviser by written notice to the Sub-Adviser (the “Sub-Advised Assets”) for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor of the Adviser and the Trust and shall, unless otherwise expressly provided herein or authorized by the Adviser or the Board of Trustees of the Trust (the “Board”) from time to time, have no authority to act for or represent the Adviser or the Trust in any way or otherwise be deemed an agent of the Adviser or the Trust.

Section 2.    Sub-Adviser’s Duties. Subject to the general supervision of the Trust’s Board of Trustees and the Adviser, the Sub-Adviser shall, employing its discretion, manage the investment operations for the Sub-Advised Assets, including the purchase, retention and disposition thereof and the execution of agreements relating thereto, in accordance with the Fund’s investment objectives, policies and restrictions as stated in the Fund’s most recent Prospectus and Statement of Additional Information that have been provided to the Sub-Adviser by the Adviser (together, the “Prospectus”) and subject to the following understandings:

(a)    The Sub-Adviser shall furnish a continuous investment program for the Sub-Advised Assets and determine from time to time in its discretion, with respect to the Sub-Advised Assets, what investments or securities will be purchased, retained or sold by the Fund and what portion of the Sub-Advised Assets will be invested or held uninvested as cash;

(b)    The Sub-Adviser shall use commercially reasonable judgment in the performance of its duties under this Agreement;

(c)    The Sub-Adviser, in the performance of its duties and obligations under this Agreement for the Fund, shall act in conformity with the most recent version of the Fund’s Prospectus that has been provided to it by the Adviser and with the reasonable instructions and directions of the Board and the Adviser, and subject to the oversight of the Board and the Adviser, and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations;

(d)    The Sub-Adviser shall place portfolio transactions pursuant to its determinations either directly with the issuer or with any broker and/or dealer in such securities, subject to Section 3 below;

(e)    The Sub-Adviser shall maintain books and records with respect to the securities transactions of the Sub-Advised Assets and shall render to the Adviser and the Trust’s Board of Trustees such periodic and special reports as the Adviser or the Board may reasonably request;

(f)    The Sub-Adviser shall have the authority to instruct the Trust’s custodian and fund accountant on each business day to: (i) pay cash or cash equivalents for securities and other property delivered for the Fund, (ii) deliver or accept delivery of, upon receipt of payment or payment upon receipt of, securities, commodities or other property underlying any futures or options contracts, and other property purchased or sold for the Fund; (iii) deposit margin or collateral which shall include the transfer of money, securities or other property to the extent necessary to meet the obligations of the Fund with respect to any investments made pursuant to the Trust’s registration statement, provided, however, that unless otherwise approved by the Adviser, any such deposit of margin or collateral shall be effected by transfer or segregation within an account maintained for the Fund by its custodian subject to a control agreement, acceptable in form and substance to the Adviser, pursuant to which such custodian agrees and accepts entitlement, orders or instructions from the secured party with respect to such margin or collateral.

(g)    With respect to the Sub-Advised Assets, the Sub-Adviser shall provide reasonable assistance to the Adviser and the Fund’s fund accountant in order to help obtain price sources for securities held by the Fund and to help determine a price when a price source is not available. The Sub-Adviser shall provide reasonable assistance to the fund accountant in reviewing the prices used to determine the net asset value of the Sub-Advised Assets and advise the fund accountant promptly if any such price appears to be incorrect. Notwithstanding the foregoing, the Adviser understands and agrees that it, and not the Sub-Adviser or any of its affiliates, shall be ultimately responsible for the valuation of all portfolio securities held by the Fund. The Sub-Adviser will maintain adequate records with respect to securities valuation information provided hereunder, and shall provide such information to the Adviser upon request;

(h)    With respect to the Sub-Advised Assets, the Sub-Adviser shall vote all proxies solicited by or with respect to the issuers of securities in which assets of the Fund may be invested from time to time. Such proxies will be voted in a manner that the Sub-Adviser deems, in good faith, to be in the best interests of the Fund and in accordance with the Sub-Adviser’s proxy voting policy. The Sub-Adviser shall provide a copy of its proxy voting policy, and any amendments thereto, to the Adviser prior to the execution of this Agreement;

(i)    The Sub-Adviser hereby represents that it has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide the Adviser and the Trust with a copy of such code and evidence of its adoption. Within 45 days of the last calendar quarter of each year while this Agreement is in effect, the Sub-Adviser shall provide to the Board a written report that describes any material issues arising under the code of ethics since the last report to the Board, including, but not limited to, information about material violations of the code and sanctions imposed in response to the material violations; and which certifies that the Sub-Adviser has adopted procedures reasonably necessary to prevent access persons (as that term is defined in Rule 17j-1) from violating the code;

(j)    The Sub-Adviser agrees to maintain adequate compliance procedures to ensure its compliance with the 1940 Act, the Investment Advisers Act of 1940, as amended, and other applicable federal and state regulations. The Sub-Adviser shall provide to the Trust’s Chief Compliance Officer the executive summary of its annual written report regarding the Sub-Adviser’s compliance program.

Section 3.    Execution of Purchase and Sale Orders. In connection with purchases or sales of portfolio securities for the account of the Sub-Advised Assets, the Sub-Adviser will arrange for the placing of all orders for the purchase and sale of portfolio securities for the account with brokers or dealers selected by the Sub-Adviser. The Sub-Adviser’s selection of brokers and dealers will be reviewed by the Board from time to time. The Sub-Adviser will be responsible for the negotiation and the allocation of principal business and portfolio brokerage. In the selection of such brokers or dealers and the placing of such orders, the Sub-Adviser will at all times use its best efforts to seek for the Fund the best execution, taking into account such factors as price (including the applicable brokerage commission or dealer spread), the execution capability, financial responsibility and responsiveness of the broker or dealer and the brokerage and research services provided by the broker or dealer.

The Sub-Adviser should generally seek favorable prices and commission rates that are reasonable in relation to the benefits received. In seeking best execution, the Sub-Adviser is authorized to select brokers or dealers who also provide brokerage and research services to the Fund and/or the other accounts over which it exercises investment discretion. The Sub-Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing a Fund portfolio transaction that the Sub-Adviser determines in good faith is reasonable in relation to the value of the brokerage and research services provided by the executing broker or dealer. The determination may be viewed in terms of either a particular transaction or the Sub-Adviser’s overall responsibilities with respect to the Fund and to accounts over which the Sub-Adviser exercises investment discretion. The Board shall periodically review the commissions paid by the Fund to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Fund. The Sub-Adviser may not give consideration to sales of shares of the Fund as a factor in the selection of brokers and dealers to execute Fund portfolio transactions.

Subject to the provisions of the 1940 Act, and other applicable law, the Sub-Adviser, any of its affiliates or any affiliates of its affiliates may serve as a broker or dealer in effecting the Sub-Advised Assets’ portfolio transactions, and may retain compensation therefor. If any occasion should arise in which the Sub-Adviser gives any advice to clients of the Sub-Adviser concerning the shares of the Fund, the Sub-Adviser will act solely as investment counsel for such client and not in any way on behalf of the Fund.

Section 4.    Services to Other Companies or Accounts. The Sub-Adviser’s services to the Fund pursuant to this Agreement are not to be deemed to be exclusive and it is understood that the Sub-Adviser and its affiliates may render investment advice, management and other services to others, including other registered investment companies. The Adviser recognizes that, in some cases, having multiple clients for which a particular investment may be suitable may limit the size of the position of that investment that may be acquired or sold for the Fund. In addition, the Adviser understands that the persons employed by the Sub-Adviser to assist in the performance of the Sub-Adviser’s duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of the Sub-Adviser or any affiliate of the Sub-Adviser to engage in and devote time and attention to other business or to render services of whatever kind or nature.

Section 5.    Books and Records. The Sub-Adviser shall keep the books and records required to be maintained by it pursuant to Section 2(e) of this Agreement. The Sub-Adviser agrees that all records that it maintains for the Trust are the property of the Trust and it will promptly surrender any such records to the Trust upon the Trust’s request. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by the Sub-Adviser with respect to the Trust by Rule 31a-1 under the 1940 Act.

Section 6.    Expenses of the Sub-Adviser. During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities and investments purchased and/or sold for the Fund (including brokerage commissions and financing, transfer fees, registration costs, transaction-related taxes (including transfer taxes and premiums), taxes withheld on foreign dividends, investment-related interest expense, borrowing charges on securities sold short, dividends on securities sold but not yet purchased, margin fees and other similar costs and transaction-related expenses and fees arising out of transactions effected on behalf of the Fund). All other expenses to be incurred in the operation of the Fund will be borne by the Fund, except to the extent specifically assumed by the Sub-Adviser, the Adviser or a third party.

Section 7.    Compensation of the Sub-Adviser. For the services provided and the expenses borne pursuant to this Agreement, the Adviser will pay to the Sub-Adviser as full compensation therefor a monthly fee at an annual rate of 1.00% of the average daily net assets of the Sub-Advised Assets. This fee for each month will be paid to the Sub-Adviser during the succeeding month. The Adviser is solely responsible for the payment of the Sub-Adviser’s fees, and the Sub-Adviser agrees not to seek payment of its fees from the Trust or the Fund.

Section 8.    Use of Names. The Trust and Sub-Adviser acknowledge that all rights to the name “Wakefield” and any variants belong to the Adviser, and that the Trust is being granted a limited license to use such words in its Fund name or in any class name. In the event the Adviser ceases to be the adviser, the Trust’s right to the use of the name “Wakefield” shall automatically cease on the 90th day following the termination of this Agreement. The right to the name may also be withdrawn by the Adviser during the term of the Management Agreement upon 90 days’ written notice by the Adviser to the Trust. Nothing contained herein shall impair or diminish in any respect the Adviser’s right to use the name “Wakefield” in the name of, or in connection with, any other business enterprises with which the Adviser is or may become associated. There is no charge to the Trust for the right to use this name.

Neither the Adviser, nor the Fund nor any affiliate of the foregoing will use the registered trademarks, service marks, logos, names or any other proprietary designations of the Sub-Adviser, its subsidiaries and/or affiliates (collectively, “Sub-Adviser Marks”) in any advertising or promotional materials without the Sub-Adviser’s prior written approval, which will not be unreasonably withheld. Furthermore, the Adviser acknowledges and agrees that it has no rights in or to the Sub-Adviser’s name beyond those granted herein. The Adviser agrees to submit copies of all proposed prospectuses, proxy statements, reports to shareholders, sales literature, or other material prepared for distribution to interest holders of the Fund or the public that refer in any way to the Sub-Adviser (other than identifying the Sub-Adviser as Sub-Adviser to the Fund) to the Sub-Adviser at its principal office for review prior to use, and the Sub-Adviser agrees to review such materials by a reasonable and appropriate deadline. In the event of termination of this Agreement, the Adviser will continue to furnish to the Sub-Adviser copies of any of the above-mentioned materials that refer in any way to the Sub-Adviser. The provisions of this paragraph shall survive the termination of this Agreement.

Section 9.    Liability. Neither the Sub-Adviser nor its partners, officers, directors, employees, agents, control persons or affiliates of any thereof, shall be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates except a loss resulting from willful misfeasance, bad faith, reckless disregard or gross negligence on its part in the performance of its obligations and duties under this Agreement. The federal securities laws impose liabilities under certain circumstances of persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of such rights which the Sub-Adviser may have under federal securities laws.

Section 10.    Duration and Termination. The term of this Agreement shall begin on the date that the Fund commences operations and shall continue in effect for a period of two years from that date. This Agreement shall continue in effect from year to year thereafter, subject to termination as hereinafter provided, if such continuance is approved at least annually (a) by a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or by vote of the Trust’s Board of Trustees, cast in person at a meeting called for the purpose of voting on such approval, and (b) by vote of a majority of the Trustees of the Trust who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval; provided, however, that if the shareholders of the Fund fail to approve this Agreement as provided herein, the Sub-Adviser may continue to serve hereunder in the manner and to the extent permitted by the 1940 Act and rules thereunder. The Sub-Adviser shall furnish to the Adviser and the Trust, promptly upon their request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof.

This Agreement may be terminated at any time on at least 60 days’ prior written notice to the Sub-Adviser, without the payment of any penalty, (i) by vote of the Board of Trustees, (ii) by the Adviser, (iii) by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or (iv) in accordance with the terms of any exemptive order obtained by the Trust or the Fund under Section 6(c) of the 1940 Act, exempting the Trust or the Fund from Section 15(a) and Rule 18f-2 under the 1940 Act. The Sub-Adviser may terminate this Agreement at any time, without the payment of any penalty, on at least 60 days’ prior written notice to the Adviser and the Trust. This Agreement may also be terminated, without the payment of any penalty, immediately (i) by either party upon material breach by the other party of any of the representations, warranties and agreements set forth in this Agreement; (ii) by the Adviser if, in the reasonable judgment of the Adviser, the Sub-Adviser becomes unable to discharge its duties and obligations under this Agreement, including without limitation, circumstances such as financial insolvency of the Sub-Adviser; or (iii) by the Sub-Adviser if, in the reasonable judgment of the Sub-Adviser, the Adviser becomes unable to discharge its duties and obligations under this Agreement, including without limitation, circumstances such as financial insolvency of the Adviser. This Agreement will automatically and immediately terminate in the event of its assignment (as defined in the 1940 Act).

Section 11.    Amendment. This Agreement may be amended by mutual consent of the Adviser and the Sub-Adviser, subject to approval by (a) a vote of a majority of the Trustees of the Trust, including Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) if required under then current interpretations of the 1940 Act by the Securities and Exchange

Commission (“SEC”), a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund (except in the case of (b), pursuant to the terms and conditions of an SEC exemptive order permitting amendment of this Agreement without a shareholder vote).

Section 12.    Notices. Notices of any kind to be given in writing and shall be duly given if mailed or delivered to the Sub-Adviser at 601 Lexington Avenue, 51st Floor, New York, NY 10022, and to the Adviser at 700 Seventeenth Street, Suite 1550, Denver, Colorado 80202, or at such other address or to such other individual as shall be specified by the party to be given notice.

Section 13.    Governing Law. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof, and (b) any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to said 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

Section 14.    Severability. In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

Section 15.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 16.    Binding Effect. Each of the undersigned expressly warrants and represents that he has the full power and authority to sign this Agreement on behalf of the party indicated and that his signature will operate to bind the party indicated to the foregoing terms. The Adviser further represents that this Agreement has been duly authorized by appropriate action of the Adviser, the Board and the Fund’s shareholders

Section 17.    Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereto or otherwise affect their construction or effect.

Section 18.    Change of Control. The Sub-Adviser shall notify the Adviser and the Trust in writing at least 30 days in advance of any change of control of the Sub-Adviser, as defined in Section 2(a)(9) of the 1940 Act, as to enable the Trust to consider whether an assignment, as defined in Section 2(a)(4) of the 1940 Act, would occur.

Section 19.    Other Business. Except as set forth above, nothing in this Agreement shall limit or restrict the right of any of the Sub-Adviser’s, or any of its affiliates’, directors, officers or employees who may also be a trustee, officer, partner or employee of the Trust to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Sub-Adviser’s or its affiliates’ right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

Section 20.    Anti-Money Laundering. The Adviser, on its own behalf and on behalf of the Fund, confirms that where it is acting as principal or where it is acting on behalf of another person (notwithstanding that it enters into this Agreement and any transactions as principal), it is in compliance with the anti-money laundering regulations that apply to it. The Adviser shall provide any document or information to the Sub-Adviser that the Sub-Adviser may request for purposes of complying with its own anti-money laundering regulations.

Section 21.    Confidentiality. The Sub-Adviser agrees to treat all records and other information relating to the Trust and the securities holdings of the Fund as confidential and shall not disclose any such records or information to any other person unless (i) the Board of Trustees of the Trust has approved the disclosure, (ii) such disclosure is compelled by law, or (iii) such disclosure is to its agents or service providers for the purpose of providing the investment advisory services set forth in this Agreement; provided, that such agents and service providers are subject to substantially similar confidentiality obligations. In addition, the Sub-Adviser, and the Sub-Adviser’s officers, directors and employees are prohibited from receiving compensation or other consideration, for themselves or on behalf of the Fund, as a result of disclosing the Fund’s portfolio holdings. The Sub-Adviser agrees that, consistent with its code of ethics, neither it nor its officers, directors or employees may engage in personal securities transactions based on nonpublic information about the Fund’s portfolio holdings.

The Adviser, on its own behalf or on behalf of the Fund, shall not disclose the Sub-Adviser’s information of a confidential nature acquired in consequence of this Agreement, without the written permission of the Sub-Adviser except for information that it is bound to disclose by law, regulation or that is disclosed to its advisors where reasonably necessary for the performance of its professional services provided that such advisors are subject to substantially similar confidentiality obligations.

Notwithstanding any other provision of this Agreement, to the extent that any market counterparty with whom the Sub-Adviser deals requires information relating to the Fund (including, but not limited to, the identity of the Adviser or the Fund and the market value of the Fund), the Sub-Adviser shall be permitted to disclose such information to the extent necessary to effect transactions on behalf of the Fund in accordance with the terms of this Agreement.

[Signature block on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers, partners or authorized representatives designated below as of the date and year first above written.

ADVISER	SUB-ADVISER

Wakefield Advisors, LLC	Clinton Group, Inc.

By: /s/ Patrick F. Hart	By: /s/ George Hall

Name: Patrick F. Hart	Name : George Hall

Title: CEO	Title: CEO